Exhibit 2.1
EXECUTION VERSION

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated and effective as of June 27, 2018 (the “Effective Date”), is entered into by and between Marina Energy LLC, a limited liability company organized and existing under the laws of the State of New Jersey (“Seller”), and GSRP Project Holdings I, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (“Buyer”).  Throughout this Agreement, Buyer and Seller are sometimes referred to each as a “Party” and collectively as the “Parties.”

WHEREAS, Seller owns a portfolio of solar power generation projects located in New Jersey, Massachusetts, Vermont, and Maryland with a total capacity of approximately 203.97 MWDC (the “Projects,” and each a “Project”), as identified more particularly in Annex 1;

WHEREAS, the Project Assets comprising certain of the Projects are owned by special-purpose limited liability companies, as identified on Annex 1 (each, a “Project Company,” and collectively, the “Project Companies”), of which Seller owns 100% of the membership interests;

WHEREAS, certain of the Projects have not passed the fifth anniversary of their placed-in-service dates for U.S. federal income tax purposes (“ITC Projects”) as identified in Annex 2;

WHEREAS, Buyer desires to purchase from Seller, and Seller wishes to sell to Buyer, (a) all of the assets, rights, and properties comprising each Project, including, but not limited to: (i) the photovoltaic panels, racks, carports (if applicable), wiring and other electrical devices, conduit, weatherproof housings, hardware, one or more inverters, remote monitoring equipment, connectors, non-utility-owned meters, disconnects and over current devices (each such component, “Equipment,” and all Equipment collectively, a “System”); (ii) (A) all contracts of any kind, entered into, assigned to or assumed by Seller or any Seller Affiliate creating or modifying any interest in real property relating to the ownership or operation of each Project, including any leases, subleases, licenses, easements, land use agreements, and all amendments, assignments and supplements thereto and all waivers of any right thereunder (the “Site Agreements”) and (B) all material contracts (including all Support Obligations) relating to the ownership or operation of each Project and all amendments and supplements thereto and all waivers of any right thereunder (together with the Site Agreements, the “Project Documents”); (iii) the right, title and interest in, under or related to any claims or other rights to payment under any Project Documents; (iv) unexpired warranties, indemnities and all similar rights, if any, against third Persons (and claims thereunder) that relate specifically to any of the Equipment; (v) all credits, credit certificates, green tags or similar environmental or green energy attributes (such as those for greenhouse gas reduction or the generation of green power or renewable energy) created by a Governmental Authority (as defined below) and/or independent certification board or group generally recognized in the electric power generation industry, and generated by or associated with any Project or electricity produced therefrom (but specifically excluding any and all federal investment tax credits and state tax credits) in each case associated with the Project (“SRECs”), other than SRECs related to the ITC Projects (which are being sold separately pursuant to that certain Solar Renewable Energy Certificate Purchase and Sale Agreement, dated as of the date hereof, by and between Buyer and Seller (the “SREC Sale Agreement”); (vi) all other payment, including, without limitation, a payment in respect of any performance based incentive or rebate, by a utility or federal, state or local Governmental Authority, in each case as an inducement to a utility customer, solar company or installer to install or use solar equipment (other than SRECs); (vii) original, or where not available, copies, of all books, records, files, manuals, Equipment maintenance files, production and reliability data, research and development files, correspondence with any Governmental Authority with respect to each Project, sales material and records (including price history, sales, terms and conditions of sales) and similar documentation related to the Projects and the Project Assets, including such materials with respect to each Project Company, as applicable, but not including any entity books and records of the Seller or any Seller Affiliate (“Books and Records”); and (viii) any Governmental Approvals, in the case of each of clauses (i) through (viii), which are held by Seller or any Seller Affiliate and required for the ownership and operation of each Project (collectively, the “Project Assets”), and (b) one hundred percent (100%) of the membership interests of each Project Company (the “Membership Interests”);

WHEREAS, Seller desires to lease back from Buyer, and Buyer desires to lease to Seller, the Systems comprising the ITC Projects in accordance with the terms and conditions of that certain Master Lease Agreement to be entered into by the Parties simultaneously with the execution and delivery of this Agreement (the “Master Lease Agreement”) and the rental schedules thereunder (each such rental schedule, a “Lease”);

WHEREAS, subject to the terms and conditions set forth herein, Buyer has agreed to assume the following liabilities and obligations of Seller under and with respect to each Project (such assigned liabilities and obligations, the “Assumed Liabilities”), and no other Liabilities: (a) all liabilities and obligations in respect of the Project Documents but only to the extent that such liabilities or obligations first arise or accrue after the Purchase Date and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Purchase Date; (b) solely to the extent reflected as a reduction of the Purchase Price pursuant to Section 2(a), any obligation to refund or reimburse any Third Party Support Obligation to a counterparty to a Project Document in connection with the release or termination of such Third Party Support Obligation in accordance with the terms of the applicable Project Document; and (c) those Liabilities expressly listed on Annex 3;

WHEREAS, concurrently with the execution of this Agreement, (i) Buyer has delivered to Seller a duly executed guaranty of Goldman Sachs Renewable Power, LLC, a Delaware limited liability company, guaranteeing certain of Buyer’s obligations pursuant to this Agreement and in the form attached hereto as Exhibit 3 (the “Buyer Parent Guaranty”) and (ii) Seller has delivered to Buyer a duly executed guaranty of South Jersey Industries, Inc., a New Jersey corporation, guaranteeing certain of Seller’s obligations pursuant to this Agreement and the other Transaction Documents, as applicable, and in the form attached hereto as Exhibit 4 (the “Seller Parent Guaranty”); and

WHEREAS, capitalized terms not defined herein shall have the meaning given to them in Section 25;

NOW THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1.	Purchase and Sale.

(a)           On the fifteenth (15th) day of each calendar month following the Effective Date until (i) the Project Assets in respect of all of the Projects owned by Seller or (ii) the Membership Interests of all of the Project Companies have been sold or assigned to Buyer pursuant to the terms hereof or the earlier termination of this Agreement, Seller shall provide to Buyer a written notice identifying each Project with respect to which the applicable Project Assets and each Project Company with respect to which the Membership Interests are expected to be sold on the final Business Day of such month (each, a “Purchase Date”).

(b)           Upon the satisfaction or waiver of the conditions precedent set forth in Section 4 with respect to the applicable Project Assets (and, if applicable, Membership Interests), and subject to the other terms of this Agreement (including Section 1(e)), on each Purchase Date, the following will occur with respect to the Project Assets of each Project (and, if applicable, Membership Interests) to be sold on such date:

(i)            First, Seller shall sell, assign, and transfer to Buyer (or its designated Affiliate), and Buyer (or its designated Affiliate) shall purchase, receive, and acquire from Seller (A) the Project Assets and, subject to the terms and conditions herein, shall assume the Assumed Liabilities, and/or (B) the Membership Interests of the applicable Project Company that owns the applicable Project Assets.

(ii)           Second, Buyer (or its designated Affiliate) shall lease the System comprising each ITC Project to Seller pursuant to the terms and conditions contained in the Master Lease Agreement pursuant to a Lease.

(c)           The sale of the Project Assets of each Project (other than a Project owned by a Project Company) shall be evidenced by a Bill of Sale and Assignment Agreement (each, a “Bill of Sale”) and the sale of the Membership Interests of each Project Company shall be evidenced by an Assignment and Assumption Agreement (each, an “Assignment Agreement”).  Each Bill of Sale and Assignment Agreement, as applicable, (i) shall apply only to the Project(s) or Membership Interests identified therein and (ii) shall describe in exhibits thereto (A) the associated Project Assets and Assumed Liabilities with respect to such Project or (B) the Project Assets owned by such Project Company, as applicable.

(d)           Title to the Project Assets of each Project or the Membership Interests of each Project Company, as applicable, shall pass from Seller to Buyer (or its designated Affiliate) on the applicable Purchase Date.  Each of the documents to be delivered on a single Purchase Date shall be deemed to be delivered simultaneously, and no such document shall be of any force or effect until all such documents are delivered and the applicable closing is consummated.  For the avoidance of doubt, closings with respect to one or more Projects and their respective Project Assets may occur on the same Purchase Date.

(e)           Notwithstanding any other provision of this Agreement to the contrary, unless otherwise determined by Buyer in its sole discretion, the first Purchase Date (the “First Purchase Date”) shall not occur until the last Business Day of the calendar month in which the satisfaction or waiver of the conditions precedent set forth in Section 4 has occurred with respect to Projects (i) which have an aggregate Purchase Price of not less than $75,000,000 and (ii) of which not more than 25% of the Purchase Price is attributable to Projects with facilities that are not net metered and that sell power into the PJM grid at the wholesale locational marginal price.

(f)            Notwithstanding any other provision of this Agreement to the contrary:

(i)            either Seller or Buyer may terminate, each in its sole discretion, (x) its obligations to sell or to purchase, as applicable, any or all remaining Project Assets (other than the Project Assets comprising the Tissington Project) or Membership Interests not yet purchased by Buyer and that remain owned by Seller as of December 31, 2018 and (y) its obligations to sell or to purchase, as applicable, the Project Assets comprising the Tissington Project, to the extent not yet purchased by Buyer from Seller as of September 30, 2019; provided that a Party may not exercise its right to terminate pursuant to this Section 1(f)(i) if the remaining Project Assets or Membership Interests, as applicable, have not been sold as a result of such Party’s breach of this Agreement; and

(ii)           this Agreement may be terminated by Buyer and Seller upon mutual agreement.

(g)           In the event this Agreement is terminated in whole or in part pursuant to the foregoing Section 1(f), this Agreement or the terminated obligations, as applicable, shall have no further force or effect; provided that, the provisions of Sections 10, 11, 15, 18, 19 and 21 shall survive any such termination; provided, further, that nothing herein shall relieve any Party from liability for any breach by such Party of any of its covenants under this Agreement or any willful breach by such party of any of its representations and warranties under this Agreement, in each case prior to such termination.

2.	Purchase Price.

(a)           On each Purchase Date (other than the Tissington Project Purchase Date), Buyer shall pay to Seller, or cause to be paid to Seller, for each Project (other than the Tissington Project) or Project Company, as applicable, an amount equal to (i) the purchase price set forth on Annex 1 hereto corresponding to the applicable Project, minus (ii) an amount equal to (A) the per diem amount set forth on Annex 3 hereto corresponding to the applicable Project, multiplied by, (B) the number of calendar days, if any, included in the period from July 1, 2018 through and including such Purchase Date, minus (iii) the amount of any applicable Other Adjustments.

(b)           On the Tissington Project Purchase Date, Buyer shall pay to Seller, or cause to be paid to Seller, for the Tissington Project, the Tissington Project Purchase Price.

(c)           Any amounts payable pursuant to Section 2(a) or Section 2(b) (each, a “Purchase Price”) shall be paid in immediately available funds to one or more bank accounts to be specified by Seller to Buyer on or prior to the applicable Purchase Date.

(d)           Buyer shall prepare an allocation (the “Draft Allocation”) of the Purchase Price and any other items constituting consideration for U.S. federal income tax purposes among the Project Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”).  Seller shall provide Buyer with any information reasonably requested to prepare the Draft Allocation, and Buyer shall furnish Seller with a copy of the Draft Allocation. Seller shall provide any objections to the Draft Allocation to Buyer within fifteen (15) days after the receipt thereof, and the Parties will negotiate in good faith to resolve such objection(s).  If Seller and Buyer reach an agreement with respect to the Draft Allocation (such agreed allocation, the “Allocation”), (i) Seller and Buyer shall report consistently with the Allocation in all Tax returns, including IRS Form 8594, which Buyer and Seller shall timely file with the IRS, and neither Seller nor Buyer shall take any position in any Tax return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code and (ii) each of Seller and Buyer agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation.

3.     Further Actions. From and after the date hereof, Seller and Buyer shall take all other actions, and do all other things, including execute, acknowledge and deliver such further instruments and documents as the other Party may reasonably request from time to time (including after the Closing), in each case; to cause the conditions precedent in Article 4 to be satisfied and to effectuate the transactions contemplated under this Agreement consistent with the terms hereof, to facilitate registration of any filings or record the sale, assignment, transfer and lease made in this Agreement in any public office.

4.	Conditions Precedent.

(a)           With respect to each Project or Project Company, as applicable, Seller’s obligations to consummate the transactions contemplated by Section 1 and Section 2 are subject to the satisfaction or waiver by Seller of the following conditions precedent:

(i)            Buyer has performed or complied with all of its material obligations under this Agreement to be so performed or complied with by Buyer at or before the Purchase Date and all the representations and warranties given by Buyer under this Agreement are true and correct in all material respects as of the Effective Date and as of the Purchase Date for such Project or Project Company, and Buyer shall have delivered a secretary’s certificate to Seller confirming the same.

(ii)           Buyer has executed and delivered the documents, certificates and items as are set forth in Exhibit 2 (collectively, the “Closing Deliverables”) that are required to be executed by Buyer in respect of such Project or Project Company.

(iii)          No action or proceeding shall have been instituted or threatened in writing by or before any Governmental Authority (other than an action or proceeding initiated by Seller or its Affiliates) that seeks to impair, restrain, prohibit or invalidate the transactions contemplated by this Agreement.

(iv)          Any waiting period (and any extensions thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(v)           All Governmental Approvals set forth on Schedule 4(a)(v) shall have been obtained, made or given, and shall be in full force and effect and final, and all periods to administratively or judicially appeal such Governmental Approvals have expired.

(b)           With respect to each Project or Project Company, as applicable, Buyer’s obligations to consummate the transactions contemplated by Section 1 and Section 2 are subject to the satisfaction or waiver by Buyer of the following conditions precedent:

(i)            Seller has performed or complied with all of its material obligations under this Agreement to be so performed or complied with by Buyer at or before the Purchase Date and all the representations and warranties given by Seller under this Agreement are true and correct in all material respects as of the Effective Date and Purchase Date for such Project or Project Company, and Seller shall have delivered a secretary’s certificate to Buyer confirming the same.

(ii)           Seller has executed and delivered the applicable Closing Deliverables that are required to be executed by Seller in respect of such Project, and all third parties have executed and delivered the Closing Deliverables that are required to be executed by such third parties in respect of such Project or Project Company.

(iii)          No action or proceeding shall have been instituted or threatened in writing by or before any Governmental Authority (other than an action or proceeding initiated by Buyer or its Affiliates) that seeks to impair, restrain, prohibit or invalidate the transactions contemplated by this Agreement.

(iv)          Any waiting period (and any extensions thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(v)           (A) Seller shall have complied with Section 23(b), and (B) as of each Purchase Date, all consents, notices or assignments with respect to the transfer of all Governmental Approvals described on Part 2 of Schedule 7(d)(iv) (or with respect to Buyer otherwise obtaining such Governmental Approvals as of the Purchase Date) or otherwise required with respect to the applicable Project(s) shall have been obtained, made or given, and shall be in full force and effect and final, and all periods to administratively or judicially appeal such Governmental Approvals have expired.

(vi)          Any conditions precedent set forth in the Supplemental Schedule that relate to such Project or Project Company, as applicable, shall have been satisfied or waived by the Buyer.

(c)           The conditions to closing under Sections 4(a) and 4(b) will apply separately and independently to each Project, and the satisfaction or non-satisfaction of any such condition with respect to a particular Project shall not affect the satisfaction or non-satisfaction of the same condition with respect to any other Project.

(d)           Upon the applicable Purchase Date, any conditions precedent under Sections 4(a) or 4(b) that were not satisfied or waived in writing prior to the Purchase Date with respect to an applicable Project, other than the condition precedent in Section 4(b)(v)(A) or any such conditions precedent relating to the accuracy of representations and warranties of, or performance of covenants by, Seller or Buyer contained herein, shall be deemed satisfied with respect to such Project as of the Purchase Date, and no Party or any Indemnified Party (defined in Section 8(c) below) shall be entitled to make a claim thereon pursuant to the terms of this Agreement (for indemnification, breach or otherwise); provided, that, notwithstanding the foregoing, the Parties shall continue to comply with their respective obligations in Section 3.

5.     Seller’s Representations and Warranties.  Except as set forth on the disclosure schedule to this Agreement with respect to an applicable Project (the “Disclosure Schedule”), Seller represents and warrants to Buyer, on behalf of itself and each Project Company, as of the Effective Date and each Purchase Date as follows (it being understood that where a representation and warranty relates to any Project or Project Company, it relates only to the Project or Project Company being sold on such Purchase Date, and that the inaccuracy of any representation and warranty with respect to any particular Project or Project Company shall not affect the accuracy or inaccuracy of the same representation and warranty made with respect to any other Project or Project Company):

(a)           Each of Seller and each Project Company is duly organized, validly existing and in good standing in its state of formation and, if applicable, is duly qualified as a foreign limited liability company in each other jurisdiction where the Project is located. With respect to each Project Company, (i) such Project Company was formed and has been maintained for the sole purpose of owning the applicable Project and Project Assets, (ii) such Project Company is not party to any contract or agreement other than its limited liability company agreement and the Project Documents of its applicable Project and (iii) as of the Purchase Date for such Project Company, such Project Company does not have any assets or liabilities other than those relating to the ownership of the applicable Project and Project Assets.  The Membership Interests owned of record by Seller constitute all of the outstanding equity interests in the Project Companies.  All outstanding equity interests of the applicable Project Companies have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person.  As of the First Purchase Date, Seller has made available to Buyer true, correct and complete copies of the organizational documents of the applicable Project Companies.  No Project Company owns equity interests in any other Person.

(b)           The execution, delivery and performance of this Agreement, each Bill of Sale and Assignment Agreement, each Closing Deliverable to which Seller is a party, and each Closing Deliverable to which each applicable Project Company is a party, are duly authorized on the part of Seller or such Project Company, as applicable, and upon due execution thereof by the parties thereto, each of such documents shall constitute valid obligations binding upon and enforceable against Seller or such Project Company, as applicable, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity.

(c)           Neither the execution by Seller of this Agreement, any Bill of Sale or Assignment Agreement, or any of the Closing Deliverables to which Seller or any Project Company is a party, nor the due performance thereof by Seller or any Project Company, will result in any breach of, or constitute a default under, or violation of, Seller’s or such Project Company’s certificate of formation, limited liability company agreement, or any Project Document or other material agreement to which Seller or such Project Company is a party or by which Seller or such Project Company is bound and that relates to the Project or Project Company, as applicable, nor will any of the same violate any material law, regulation or order by which Seller or any Project Company is bound and that relates to the Project or Project Company, as applicable.

(d)           No material notices, reports or other filings are required to be made by Seller or any Project Company with, nor are any material Governmental Approvals required to be obtained by Seller or any Project Company from, any Governmental Authority or any other person in connection with the consummation of the transactions contemplated by the Transaction Documents in respect of the acquisition of the Project, except those that are not yet required to be made or obtained.

(e)           The consummation of the transactions contemplated by the Transaction Documents in respect of the acquisition of the Project or Project Company, as applicable, does not constitute or result in (i) a material breach or violation of, or a default under, Seller’s or the applicable Project Company’s organizational documents or (ii) with or without notice, lapse of time or both, a material breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of a Lien (other than a Permitted Lien) on any of the Equipment comprising the Project or the Membership Interests of the applicable Project Company, as applicable, pursuant to, any contract or under any applicable Law, or (iii) any material change in the rights or obligations of any party or default under (or constitute an event that, with notice or lapse of time or both, would constitute a default under) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, to any put or call or similar rights, or to loss of a benefit, under any Project Document.

(f)            Seller has and is transferring to Buyer good, valid and marketable title to the Project Assets and the Membership Interests, as applicable, free and clear of all Liens other than Permitted Liens.  “Permitted Liens” means any (i) Liens for local property Taxes arising in the ordinary course of business not yet due and payable assessed by state or local jurisdictions; (ii) limitations on the rights of Seller or any Project Company under any Project Document that are expressly set forth in such Project Document; (iii) imperfections of title, easements, rights of way, covenants, and encumbrances, if any, that are recorded in the public records in the county which the applicable Project Assets are located, and that (A)  do not secure monetary obligations (unless there is an applicable non-disturbance or similar agreement in place with respect thereto), (B) are reflected on an applicable title report made available to Buyer prior to the applicable Purchase Date (other than exceptions and exclusions from coverage contained in such title report that are objected to by Buyer and deleted from such title report by the title company), and (C) do not, individually or in the aggregate, (I) materially detract from the value, or materially interfere with the present use, operation and occupancy, of the Project or the Project Assets subject thereto or affected thereby, or (II) otherwise interfere in any material respect with the operation of the Projects as presently conducted or the maintenance or repair of the Projects or the Project Assets; (iv) codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such applicable Project Assets, (v) restrictions on sales of securities under applicable securities Laws,; and (vi) all other matters affecting title which have been waived in writing or consented to in writing by Buyer. Seller is not a party to (A) any option, warrant, purchase right or other contract (other than this Agreement) that could require Seller or, after the applicable Purchase Date, Buyer, to sell, transfer, or otherwise dispose of any of the Membership Interests or (B) any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Membership Interests, in each case, other than this Agreement.

(g)           The Project Documents identified on Schedule 5(g) constitute a true, accurate and complete list of all Project Documents with respect to the Project.

(h)           Each Project Document and agreement for the sale of SRECs (other than the SREC Sale Agreement) (each, an “SREC Agreement”) to which Seller or any Project Company is a party is in full force and effect in all material respects, constitutes a legal, valid and binding obligation of Seller or such Project Company and, to Seller’s Knowledge, of the counterparties to such Project Document or SREC Agreement, as applicable.  None of Seller, any Project Company, or, to Seller’s Knowledge, any other party to any Project Document or SREC Agreement to which Seller or any Project Company is a party is in material breach or default thereunder, and no written notice of termination, material breach or default, or intent or request to renegotiate the terms thereof been provided to Seller or any Project Company by the counterparty thereto.  No event has occurred, or circumstance exists, that, with or without notice or lapse or time, or both, would, (i) allow Seller or any Project Company, as applicable, or any other party to terminate a Project Document or SREC Agreement, (ii) constitute a material breach or default of a Project Document or SREC Agreement by Seller or any Project Company, as applicable, or, to Seller’s Knowledge, any other party thereunder or (iii) permit any party to exercise any termination rights with respect a Project Document or SREC Agreement.  Except as set forth on Schedule 5(h), no party to a Project Document or SREC Agreement has given written notice of or, to the Seller’s Knowledge, threatened any material dispute or any potential exercise of termination rights with respect to, any Project Document or SREC Agreement.

(i)            To Seller’s knowledge, (i) each Project Document to which Seller or any Project Company is not a party is in full force and effect and has not been amended or modified and (ii) no party to any of such agreements is in material default thereunder.

(j)            Seller has provided to Buyer true, correct and complete copies of each Project Document and each Equipment warranty in its and each Project Company’s possession, and each amendment or modification thereto in effect on the date hereof and has received all third party consents and approvals as may be necessary to permit the assignment to Buyer.

(k)           As of the First Purchase Date and each Project’s Purchase Date, (i) the Governmental Approvals identified on Schedule 5(k) with respect to such Project constitute a true, accurate and complete list of all Governmental Approvals necessary to operate such Project in the manner it is then operated, (ii) Seller has provided to Buyer true, correct and complete copies of each Governmental Approval in its (or a Seller Affiliate’s) possession for each applicable System and all material documents, reports and correspondence provided by or received by Seller with respect to each such Governmental Approval (collectively with respect to a Project, the “Project Governmental Approvals”) and (iii) there are no costs or expenses associated with the Project Governmental Approvals for such Project (the “Government Approval Costs”).

(l)            Neither Seller nor any of its Affiliates has received any notice from any Governmental Authority (i) that use of any Real Property for the operation of the applicable Project violates any zoning law; or (ii) indicating the violation of, or non-compliance with, any applicable Law with respect to the Project or any Project Asset or any investigation with respect to any of the foregoing.

(m)          Each of Seller and each Project Company are in material compliance with all applicable Laws and Governmental Approvals, and all Governmental Approvals required as of the Effective Date and applicable Purchase Date to operate each such Project have been duly obtained, are in full force and effect, are final, and all periods to administratively or judicially appeal such Governmental Approvals have expired.  No event has occurred and is continuing that permits or would permit any material adverse modification, revocation or termination of, or any other material adverse change in, or would prevent Seller’s or any Project Company’s compliance with, any Governmental Approval.

(n)          Each of Seller and each Project Company have complied, and are in compliance with applicable requirements under Environmental Laws, with respect to each applicable Project, in all material respects.  None of Seller, any Project Company, or, to Seller’s Knowledge, any other Person has caused or allowed any releases of Hazardous Materials, hazardous wastes, and hazardous substances as those terms are defined under or regulated by, or any pollutant, contaminant, waste, chemical, or other material or substance regulated by or for which there are standards of care under any applicable Environmental Laws on or adjacent to the site(s) of each applicable Project during the time in which Seller or any Project Company has owned and operated the Project, which releases require or could require any material remediation or other action or result in Liability under any Environmental Law.  Neither Seller nor any of its Affiliates have received any written claims or written notices alleging any violation of, or Liability under, any Environmental Law with respect to each applicable Project.  Seller has provided to Buyer copies of all environmental reports, studies, assessments, sampling data and other environmental information in its or any Project Company’s possession relating to each applicable Project.  To Seller’s Knowledge, there is no condition, fact or circumstance that would reasonably be expected to result in the imposition of Liabilities under, or material noncompliance with, any Environmental Law with respect to the Project.

(o)           The Project Assets include all of the Books and Records maintained in respect of each applicable Project.

(p)           Except for this Agreement and the SREC Sale Agreement, Seller and Seller Affiliates are not party to any agreements (and, to Seller’s Knowledge, there are no other agreements) for the sale, mortgage, pledge or hypothecation of any Project Assets or any other asset of the Project or otherwise for the entry into a transaction in respect of the ownership or financing of any assets of the Project.

(q)           Seller or the applicable Project Company has, pursuant to the Project Documents, good, valid and marketable leasehold interest or other access rights sufficient to occupy the site(s) of the Project and to operate, maintain and repair the Project as contemplated in the Project Documents, free and clear of all Liens other than Permitted Liens.

(r)            Other than as provided permitted by the Site Agreement(s) applicable to the Project, no other Person is permitted to use, occupy, sublease or sublicense such site(s) or any portion of such site(s) (other than any use rights (i) under easements granted to third parties for the operation of the System(s) forming part of the Project and identified on an applicable title report made available to Buyer prior to the applicable Purchase Date or (ii) that are Permitted Liens.  The interests in the Real Property created by the Site Agreements provide adequate ingress to and egress from the site of the Project and are, collectively, the only real property interests required for the ownership, operation and maintenance of the Project.  Neither Seller nor any Project Company has received written notification, nor is Seller or any such Project Company otherwise aware, that the Real Property is not in compliance with all material conditions, restrictions and requirements contained in any zoning ordinances applicable to the Real Property.

(s)           The Site Agreement(s) for the site(s) of the Project are legal, valid and binding as between the counterparty thereto and Seller or its applicable Affiliate.  Seller or the applicable Project Company is a tenant, grantee, possessor or licensee in good standing under each Site Agreement of the site(s) of the Project, free of any current material default or breach whatsoever, and free of any condition which after the passage of time or the giving of notice or both would constitute a material default or breach, and Seller or the applicable Project Company quietly enjoys the premises provided for therein in all material respects.  Each Site Agreement for the site(s) of the Project is in full force and effect.  Seller or the applicable Project Company has the good, valid and marketable legal right (without the consent or other approval of any other party) to possess or license and quietly enjoy the site(s) of the Project pursuant to the Site Agreement(s).  Other than as set forth in the Site Agreements, there are no rents, royalties, fees or other material amounts incurred, payable or receivable in connection with the Real Property.

(t)            There is no (i) pending or, to Seller’s Knowledge, contemplated condemnation or similar proceedings affecting, or which may affect, all or any Site Agreement or any portion of the site(s) of the Project or (ii) pending or, to Seller’s Knowledge, proposed proceeding to change or redefine the zoning classification of all or any portion of such Project.

(u)           Except as set forth on Schedule 5(u), there is no material claim, suit, action, arbitration or proceeding pending or threatened against Seller or any Project Company by or before any Governmental Authority, including any court of law, or before any arbitrator(s), in each case, that relates to any applicable Project or Project Asset or that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated under this Agreement.

(v)           To Seller’s Knowledge, no patents, trademarks, copyrights or other intellectual property rights (“Intellectual Property”) licensed or used by Seller or any Project Company in connection with the applicable Project, if any, infringe, misappropriate or otherwise violate, any Intellectual Property of any Person.  No claim of infringement or misappropriation of any Intellectual Property has been asserted or threatened in writing against Seller or any Project Company with respect to the applicable Project.

(w)          No Affiliate of Seller (other than the Project Companies) is a party to, or is subject to, any contract with Seller with respect to the applicable Project or Project Document, or has any interest in the applicable Project, other than indirect interests by virtue of its ownership interest in Seller.

(x)           Schedule 5(x)(a) sets forth all letters of credit, cash collateral, parent company guaranties, bonds, decommissioning funds, escrows and other credit support (“Support Obligations”) that Seller or any Project Company has provided, or is required by any Government Approval or Project Document to provide, with respect to the applicable Project (collectively, “Seller Support Obligations”).  Schedule 5(x)(b) sets forth all Support Obligations that any Person has provided, or is required by any Project Document to provide, to Seller or any Seller Affiliate with respect to the applicable Project (collectively, “Third Party Support Obligations”).  True, correct and complete copies (or other evidence, as applicable) of such Support Obligations have been made available to Buyer, except as otherwise noted on Schedule 5(x)(a) or Schedule 5(x)(b).

(y)           The Project Assets are all of the material assets owned or used by Seller or the applicable Project Company with respect to the applicable Project that are necessary for the ownership, operation and maintenance of the Project.  As of the applicable Purchase Date, all of the Project Assets are under the exclusive control of the Seller, the applicable Project Company, or its or their contractors, and, except pursuant to this Agreement or the Project Documents, no Person (other than Seller or the applicable Project Company) owns or has any interest in, or option or other right (contingent or otherwise), including a right of first refusal or a right of first offer, in or on or has any Lien on, any Project Asset (other than Permitted Liens).

(z)           Except for Guggenheim Securities, LLC, whose fees and expenses shall be borne solely by Seller or its Affiliate, Seller has not engaged any broker, finder or agent in connection with the transactions contemplated by this Agreement that could give rise to any claim against Buyer, any of its Affiliates, or any Project Company acquired hereunder for any brokerage or finder’s commission, fee or similar compensation.

(aa)         No petition or notice has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of Seller or any Project Company.  No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of the Seller or any Project Company, the Project Assets or the income of Seller or any Project Company.  Neither Seller nor any Project Company has any plan or intention of filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary.

(bb)         All Tax Returns required to be filed with respect to the Project Assets have been filed and all such Tax Returns to the extent applicable are complete and correct in all material respects.  All Taxes due relating to the Project Assets have been paid in full (whether or not shown to be due on such Tax Returns).  Neither Seller nor any Project Company has received any written notice of active or threatened audits, deficiencies or assessments from any taxing authority with respect to Liabilities for Taxes relating to the Project Assets, or other claims for unpaid Taxes with respect to the Project Assets.  There are no outstanding agreements or waivers extending the applicable statutory periods of limitation for or relating to the Project Assets for any period.  There are no liens for Taxes on the Project Assets or any Project Company, except for Taxes not yet due or being contested in good faith by appropriate proceedings as set forth on Schedule 5(bb).  None of the Project Assets are “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code).

(cc)         With respect to each Project Company, from the period since its formation through the Purchase Date with respect to the Membership Interests of such Project Company, (i) it has been treated as an entity disregarded from its owner for U.S. federal income Tax purposes; (ii) all income Tax Returns and all other material Tax Returns required to be filed on or before such Purchase Date by or with respect to it (including in respect of the Project Assets owned by such Project Company) have been duly and timely filed on or before such Purchase Date; (iii) it has fully and timely paid all Taxes (whether or not shown on such Tax Returns) due and payable by it and has withheld and paid all Taxes required to have been withheld and paid by it; (iv) it does not have in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Project Company or any waiver or agreement for any extension of time for the assessment or payment of any Taxes with respect to the Project Company; (v) it is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements and it does not have any liability for the Taxes of any person as a transferee or successor, or by contract or otherwise; (vi) it has not entered into any arrangement with any Tax authority that requires the Project Company to take any action or refrain from taking any action; (vii) it does not have a power of attorney currently in force with respect to any matter relating to Taxes that could affect the Project Company; and (viii) all of its property that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all period prior to the Purchase Date and no portion of the Project Company’s property constitutes omitted property for property tax purposes.

(dd)         Seller acknowledges that the Purchase Price is premised upon the calculations reflected in the financial model(s) prepared by Seller and delivered to Buyer on June 25, 2018 (the “Model”), which were calculated based upon certain assumptions provided by Seller and Seller’s consultants.  To Seller’s Knowledge, (i) the assumptions used for the Model are good faith, reasonable estimates, (ii) no material facts underlying the assumptions are untrue, incorrect or misleading, and (iii) no material facts were omitted that would make the estimates reflected in the assumptions unreasonable.

(ee)          Each Project is a “qualifying small power production facility” (“QF”) as defined under 16 U.S.C. § 796(17)(C) and FERC’s regulations at 18 C.F.R. § 292.203 (such status as a QF, “QF Status”).  Each Project is eligible for the exemptions from regulation set forth in 18 C.F.R. §§ 292.601(c), 292.602(b) and 292.602(c).  Each Project is 20 MW or smaller, applying the method of calculation in 18 C.F.R. §292.204, and therefore is exempt from the requirements of Sections 205 and 206 of the Federal Power Act (including the regulations publicly promulgated by the FERC thereunder, “FPA”), as set forth in 18 C.F.R. § 292.601(c)(1).  None of the QFs has engaged in sales of energy or capacity subject to FERC’s jurisdiction under the FPA prior to obtaining QF Status, except for sales made pursuant to Seller’s FERC-granted market-based rate authorization.  As of each applicable Purchase Date, the QF Status of each applicable Project has been validly obtained through certification or self-certification pursuant to 18 C.F.R. § 292.207, or certification or self-certification with respect to such QF Status is not required pursuant to 18 C.F.R. § 292.203(d).  Schedule 5(ee) provides the FERC docket number with respect to each Project that obtained QF Status through certification or self-certification pursuant to 18 C.F.R. § 292.207 as of the Effective Date, and all representations and information regarding QF Status made by a Seller in the applicable FERC docket was and remain true, correct and complete in all material respects.

(ff)           Except as set forth on Schedule 5(ff), there are no outstanding or remaining payment obligations to any developer or engineering, procurement, or construction (or similar) contractor with respect to such Project.

(gg)         Each Project that earns SRECs has the requisite approvals to earn such SRECs and the number of SRECs delivered (on an annual basis since January 1, 2015) with respect to each Project is as set forth on Schedule 5(gg) hereto.

(hh)         None of Seller, any Project Company, or, to Seller’s knowledge, any of Seller’s direct or indirect controlling Affiliates, or any officer, manager, employee or, to Seller’s knowledge, agent of Seller or any Project Company has ever (i) violated the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78 dd-1, et seq.), the UK Bribery Act of 2010, or any similar applicable anti-corruption laws and regulations (collectively, the “Anti-Corruption Laws”); (ii) offered, made or received on behalf of any of Seller, any Project Company, or, to Seller’s knowledge, any of Seller’s direct or indirect controlling Affiliates any payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities (or promises thereof) of any money or anything of value, to (A) any public official in violation of applicable Anti-Corruption Laws, (B) any public official for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority in violation of applicable Anti-Corruption Laws, or (C) any political party or official thereof or candidate for political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of either clause (B) or (C) above in order to assist Seller, any Project Company, or any of Seller’s direct or indirect controlling Affiliates to obtain or retain business for, or direct business to, Seller or any Project Company, as applicable in violation of applicable Anti-Corruption Laws; (iii) established or maintained any unrecorded fund or asset or made any false entries on the books and records of Seller or any Project Company in violation of applicable Anti-Corruption Laws; (iv) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets of Seller or any Project Company, the business or operations of Seller or any Project Company in violation of applicable Anti-Corruption Laws; or (v) made, requested, accepted, or retained any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds in violation of applicable Anti-Corruption Laws.  There have never been any known or alleged violations, enforcement actions, penalties or threats of penalty, whistleblower reports, governmental investigations or audits, voluntary disclosures to a government agency, or threatened or pending litigation relating to Anti-Corruption Laws, involving Seller, any Project Company, any employee of any of them, any Project, or any Project Assets, or, to Seller’s Knowledge, of Seller’s or any Project Company’s agent acting on behalf of Seller or any Project Company.  Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in this Section 5(hh) and Sections 5(ii) and (jj) below are the sole representations and warranties with respect to the respective matters set forth therein.

(ii)            Except as specifically authorized by a governmental license, license exception, or other permit or applicable authorization of a governmental authority, or except as set forth as an exception in Schedule 5(hh), neither Seller nor any Project Company has:

(i)            exported, reexported, deemed exported, deemed reexported, transferred, or brokered the sale of any goods, services, technology, or technical data to or from, or entered into any transaction or had any dealing with, any person or entity in violation of the U.S. Export Administration Regulations (15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), or the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC,” 31 C.F.R. Part 500 et seq.) or the U.S. Department of State (collectively, “U.S. Export Control and Sanctions Laws”);

(ii)           exported, reexported, or transferred any goods, services, technology, or technical data to, on behalf of, or for the benefit of, or had any transaction or dealing with, any person or entity or vessel (A) on the Specially Designated Nationals List, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is maintained by OFAC, (B) on the Denied Persons, Entity, or Unverified Lists of the Bureau of Industry and Security, (C) on any list of sanctioned parties maintained by the U.S. Department of State, (D) on the Debarred List of the Directorate of Defense Trade Controls (if applicable), in violation of laws and regulations administered by OFAC, the U.S. Department of Commerce’s Bureau of Industry and Security or the U.S. State Department’s Directorate of Defense Trade Controls or (E) any entity that is owned or controlled by, or to Seller’s Knowledge, acting on behalf of, any person or entity described in clauses (A) – (D).  Furthermore, none of Seller, any Project Company, or any of Seller’s direct or indirect controlling Affiliates, or any officer, manager, employee or, to Seller’s knowledge, agent of Seller or any Project Company is a Person named on, or is otherwise, owned, controlled by, or acting on behalf of, any Person named on, the lists described in clauses (A) – (D);

(iii)          entered into any transaction prohibited by or sanctionable under any Iran-related sanctions, legislation or executive action, including the Iran Threat Reduction and Syria Human Rights Act of 2012; Executive Order 13628; the National Defense Authorization Act for Fiscal Year 2013, the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010; the Iran Sanctions Act of 1996 (as amended); the Iranian Transactions and Sanctions Regulations, 31 CFR Part 560, or any other laws and regulations administered by OFAC;

(iv)          exported any goods, services, technology, or technical data that have been or will be used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities or any other end uses specifically described in Part 744 of the U.S. Export Administration Regulations; or

(v)           exported, reexported, transferred, or imported any goods, services, technology, or technical data to or from, or entered into any transaction or had any dealing with a person or entity in violation of OFAC sanctions regulations.

(jj)           None of Seller, any Project Company, or any of Seller’s direct or indirect controlling Affiliates has undergone or is undergoing any audit, review, inspection, investigation, survey or examination by a governmental authority relating to actual or suspected violations of the U.S. Export Control and Sanctions Laws.

(kk)         No Project Company employs and or has ever employed any employees or maintained any employee benefit plans.

(ll)           All bank accounts owned by or in the name of any Project Company are set forth on Schedule 5(ll).

6.     Buyer’s Representations and Warranties.  Buyer represents and warrants to Seller as of each Purchase Date as follows:

(a)           Buyer is duly organized, validly existing and in good standing in its state of formation.

(b)           The execution, delivery and performance of this Agreement, each applicable Bill of Sale, and each applicable Closing Deliverable to which Buyer is a party are duly authorized on the part of Buyer, and upon due execution thereof by the parties thereto, each of such documents shall constitute valid obligations binding upon and enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity.

(c)           Neither the execution of this Agreement, any applicable Bill of Sale, or any applicable Closing Deliverables to which Buyer is a party, nor the due performance thereof by Buyer, will result in any breach of, or constitute a default under, or violation of, Buyer’s certificate of formation, limited liability company operating agreement, or any material agreement to which Buyer is a party or by which Buyer is bound, nor will any of the same violate any material law, regulation or order by which Buyer is bound or require any regulatory consent except as may be required under the HSR Act.

(d)           Buyer’s ownership of the Projects will not cause any Project to be owned or used, in whole or in part, by a (i) Person described in section 50(b)(3) or (4) of the Code, (ii) a real estate investment trust under section 856 of the Code or (iii) a regulated investment company under section 851 of the Code.

(e)           There is no material claim, suit, action, arbitration or proceeding pending or, to Buyer’s knowledge, threatened against Buyer by or before any Governmental Authority, including any court of law, or before any arbitrator(s), in each case, that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated under this Agreement.

(f)            Buyer has sufficient funds and liquidity necessary to perform its obligations hereunder, including payment of the Purchase Price for each Project as of the applicable Purchase Date.

(g)           Buyer has not engaged any broker, finder or agent in connection with the transactions contemplated by this Agreement that could give rise to any claim against Seller or any of its Affiliates for any brokerage or finder’s commission, fee or similar compensation.

7.	Covenants.

(a)           Except as contemplated or permitted by this Agreement or as required by applicable Laws, between the Effective Date and the applicable Purchase Date, Seller shall:

(i)            operate, maintain and repair each applicable Project in the ordinary course consistent with past practice and applicable Law, including Anti-Corruption Laws and U.S. Export Control and Sanctions Laws;

(ii)           use its commercially reasonable efforts to preserve the present relationships with persons having business dealings with Seller with respect to the Projects;

(iii)          maintain the Systems in good repair, condition, and working order, ordinary wear and tear excepted, and furnish or otherwise obtain all parts, mechanisms, devices, and servicing required therefor in the ordinary course;

(iv)          take such commercially reasonable actions as are necessary to maintain, preserve, renew and keep in effect the existence, rights, qualifications, and Governmental Approvals related to the ownership and operation of the Projects;

(v)           furnish to Buyer and its representatives, as Buyer may from time to time reasonably request, on not less than three (3) Business Days’ prior written notice and at reasonable places, access to the site(s), financial data reasonably requested by Buyer for the purpose of acquiring any applicable Project and the Books and Records of any Projects that have not yet been purchased, and Buyer shall be entitled to inspect, examine and photocopy all of such financial data and Books and Records; and

(vi)          promptly notify Buyer upon becoming aware of any event or circumstance that would result in a breach of Section 7(b) hereof.

(b)           Without limiting the generality of the foregoing, other than in the ordinary course of business and except as otherwise contemplated or permitted by this Agreement or required by applicable Laws, between the date hereof and the applicable Purchase Date, Seller shall not, without the prior written consent of Buyer take any action that would require Lessor’s consent or constitute a breach of Section 5(b) of the Master Lease Agreement as if the Master Lease Agreement were in effect as of the Effective Date and as if Section 5(b) of the Master Lease Agreement were in effect with respect to all Projects.

(c)           Notwithstanding any other provision of this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”).  Excluded Liabilities shall include all Liabilities arising out of the (i) business, operations, properties, assets or obligations of Seller or any of its Affiliates (including any Project Company) conducted, existing or arising on or prior to the Purchase Date; (ii) any claim, suit, action, arbitration or proceeding or any other dispute with respect to a Project or the Project Assets relating to any period prior to the Purchase Date of such applicable Project (including any matter required to be disclosed on Schedule 5(h) or Schedule 5(u)) and (iii) Transfer Taxes, including any liability arising as a result of non-compliance with any bulk sales, bulk transfer or similar laws of any jurisdiction that may be applicable, with respect to the sale of any or all of the Project Assets or Membership Interests hereunder.  Seller shall, and shall cause each of its Affiliates to, pay, discharge and perform all Excluded Liabilities promptly when they become due and payable in accordance with their respective terms.  Seller agrees it will remain duly organized, validly existing and in good standing under the laws of the State of New Jersey funded with such capital as is necessary to meet its current and future obligations relating to the Excluded Liabilities until all Excluded Liabilities are terminated or otherwise settled or resolved.

(d)           Governmental Approvals and Third Party Consents.

(i)            Each Party shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement.  Each Party shall cooperate reasonably and in good faith with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.  The Parties hereto shall not take any action with the principal purpose of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders or approvals.

(ii)           Without limiting the generality of the Parties’ undertaking pursuant to this Section 7(d), the Parties agree to use commercially reasonable efforts:

(1)          to cooperate to draft and file with FERC an application seeking FERC approval under Section 203 of the Federal Power Act, if such approval is required, no later than 14 days after the date of this Agreement and to take all necessary and proper actions and provide any additional information that may be required by FERC in connection with such application; and

(2)          to, promptly after the date hereof, and in any case within 14 days from the date hereof, file or caused to be filed all notifications and other documents required to be filed under the HSR Act with respect to the transactions contemplated by this Agreement.  Each Party shall respond to any requests for additional information made by any Governmental Authorities in respect of such filings and use commercially reasonable efforts to take such other actions to cause the waiting periods or other requirements under the HSR Act to terminate or expire at the earliest possible date and to resist in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of the Antitrust Laws, all to the end of expediting consummation of the transactions contemplated by this Agreement.

In addition, each Party shall use commercially reasonable efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any governmental order (whether temporary, preliminary, or permanent) that would prevent the consummation of transactions contemplated by this Agreement.

(iii)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, not including the notification filing required under the HSR Act, any interactions between Seller or any of its Affiliates with Governmental Authorities in the ordinary course of business, any disclosure that is not permitted by Law, or any disclosure containing confidential information) shall be disclosed to the other Party hereunder in advance of any filing, submission, or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals.  Notwithstanding the foregoing, Buyer shall, on behalf of the Parties, control and lead all communications and strategy relating to any applicable Antitrust Law, subject to good faith consultation with Seller.  Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance, or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(iv)          Seller shall use commercially reasonable efforts to obtain all consents from, all third parties that are described on Schedule 7(d)(iv); provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

(e)           Financing Cooperation.  Subject to the terms of the Master Lease, Seller shall provide such reasonable assistance and cooperation to Buyer as may be necessary for Buyer to secure debt financing from any persons providing debt financing to Buyer or any of its Affiliates (collectively, “Buyer Financing Sources”), including providing information regarding any Project reasonably available to Seller (subject to reasonable confidentiality requirements) and responding to any questions asked by any Buyer Financing Sources.  Seller hereby consents to the collateral assignment of this Agreement.  Seller also agrees to enter into a customary consent to collateral assignment (in form and substance reasonably acceptable to Seller) with the Buyer Financing Sources regarding this Agreement, which consent will, among other things, include customary estoppel provisions and provide for Seller to give the Buyer Financing Sources copies of certain notices delivered to Buyer hereunder and to afford the Buyer Financing Sources an independent right to cure any of Buyer’s defaults hereunder.

(f)            Supplemental Schedule.  The Schedule attached hereto as the “Supplemental Schedule” includes additional terms with respect to certain Projects or Project Companies, including terms relating to conditions precedent to Buyer’s obligation to consummate the purchase of such Projects or Project Companies, as applicable, and indemnification rights and obligations of the Parties.

(g)           Replacement of Seller Support Obligations.

(i)            Buyer shall use commercially reasonable efforts to obtain or provide replacement Support Obligations for any Seller Support Obligations then required with respect to such Project or Project Company on or prior to the date that the applicable Project Document is fully and finally assigned to Buyer (each, an “Assignment Date”) and Seller shall reasonably cooperate with Buyer in respect thereof.  Seller shall obtain and maintain all Seller Support Obligations prior to the applicable Assignment Date as required by the applicable Project Documents, and shall continue to do so until Buyer has arranged for the same (subject to the indemnification in (b) below).

(ii)           Without limiting the obligations in the foregoing clause (i), (A) Buyer shall indemnify Seller for all Liabilities incurred by Seller with respect to any Support Obligations maintained by Seller following the applicable Assignment Date as a result of Buyer not obtaining replacement Support Obligations as contemplated in the foregoing clause (ii) and (B) Seller shall indemnify Buyer for all Liabilities incurred by Buyer with respect to any Support Obligations required to be maintained by Seller prior to the applicable Assignment Date.

8.	Indemnification.

(a)           Seller shall indemnify, defend and hold harmless Buyer, its parents, subsidiaries and Affiliates, and their respective directors, members, managers, officers, employees, representatives, successors and assigns (collectively “Buyer Indemnified Parties”) from and against any and all direct Liabilities, costs, actions, suits, claims, fines and penalties (including attorneys’ fees and costs), of whatever nature and whenever accrued (collectively, “Losses” and each a “Loss”), as the same are incurred, which may be sustained or suffered by any of them arising out of or based upon (i) any inaccuracy in or breach of any representation or warranty of Seller made in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; (ii) any breach or non-fulfillment by Seller of any of its obligations under this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; (iii) any Excluded Liabilities; (iv) any amounts identified under the definition of Other Adjustments that (A) exceed $2,000,000 in the aggregate or (B) were not reflected as an adjustment to the applicable Purchase Price in accordance with Section 2(a) as of the applicable Purchase Date; and (v) any fraud, intentional misrepresentation or willful misconduct by Seller in connection with this Agreement or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement.

(b)           Buyer shall indemnify, defend and hold harmless Seller, its parents, subsidiaries and Affiliates, and their respective directors, members, managers, officers, employees, representatives, successor and assigns (collectively, “Seller Indemnified Parties”) from and against any and all Losses, as the same are incurred, which may be sustained or suffered by any of them arising out of or based upon (i) any inaccuracy in or breach of any representation or warranty of Buyer made in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; (ii) any breach or non-fulfillment by Buyer of any of its obligations under this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; (iii) the Assumed Liabilities; or (iv) any fraud, intentional misrepresentation or willful misconduct by Buyer in connection with this Agreement or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement.

(c)           If any Seller Indemnified Party or Buyer Indemnified Party (an “Indemnified Party”) seeks indemnification pursuant to this Section 8 or becomes aware of any matter that might give rise to a claim for indemnification against an indemnifying Party under this Section 8 (the “Indemnifying Party”), it shall notify the Indemnifying Party of the existence of a Loss or potential Loss, as soon as practicable after learning of such Loss or potential Loss, describing with reasonable particularity the circumstances giving rise to such Loss; provided that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this Section 8 unless, and only to the extent, the Indemnifying Party is materially prejudiced by such failure.  Upon receipt of such notice, the Indemnifying Party shall immediately defend and indemnify the Indemnified Party in good faith with respect to such Loss, and the Indemnifying Party may assert any defenses which are or would otherwise be available to the Indemnified Party; provided that (i) the Indemnifying Party shall, prior to assuming such defense, acknowledge in writing its obligation to indemnify the Indemnified Party pursuant to this Agreement without any reservation of rights as between the Indemnified Party and the Indemnifying Party and (ii) the Indemnifying Party shall not defend any such claim (A) with respect to which the Indemnifying Party has a conflict of interest, (B) that involves a criminal matter or claims for non-monetary relief (other than non-monetary claims that are incidental to primary claims for monetary damages), (C) that is reasonably likely to result in Losses in excess of the amount of Losses indemnifiable hereunder, or (D) that the Indemnifying Party fails to vigorously defend (after reasonable notice from the Indemnified Party of such perceived failure); and provided further that (x) with respect to claims subject to clauses (ii)(A) and (ii)(C), the Indemnified Party shall control the defense of such claims, but the Indemnifying Party may participate in such defense at its own expense and with its own counsel, and (y) with respect to claims subject to clauses (ii)(B) and (ii)(D), the Indemnified Party shall exclusively control the defense of such claims.  The Indemnified Party may participate, at its own expense, in any litigation relating to such Loss with legal counsel of its choosing.  Neither any Indemnifying Party nor any Indemnified Party shall agree to any judgment relating to, or compromise or settlement of, any claim involving non-monetary relief or Losses that exceeds the amount of Losses indemnifiable hereunder, without the prior written consent of the other Party.

(d)           Except in the event of Losses resulting from fraud, intentional misrepresentation, or willful misconduct, in respect of the Assumed Liabilities or Excluded Liabilities, as applicable, no Indemnified Party shall be entitled to make an indemnity claim pursuant to Section 8(a)(i) or Section 8(b)(i), as applicable, until the aggregate amount of all Losses in respect of indemnification under Section 8(a)(i) or Section 8(b)(i), as applicable, exceeds $2,000,000, in which event an Indemnified Party shall be entitled to claim indemnity for Losses only to the extent such Losses exceed such amount; provided, that the foregoing limitation shall not apply to Fundamental Representations.  Except for claims based on fraud or willful misconduct, the indemnification obligations of an Indemnifying Party pursuant to Section 8(a)(i) or Section 8(b)(i), as applicable, shall in no case exceed in the aggregate, twenty percent (20%) of the aggregate Purchase Price for all Projects actually paid to Seller by Buyer at the time of the indemnity payment; provided, that with respect to Fundamental Representations, the foregoing limitation shall be the aggregate Purchase Price for all Projects.

(e)           Other than in the event of fraud or willful misconduct or in the case of a breach of Fundamental Representations or the representations and warranties in Section 6(d), no claim or action may be brought under Section 8(a)(i) or Section 8(b)(i), as applicable, for breach of a representation or warranty more than twelve (12) months following the applicable Purchase Date.  Any claim under Section 5(bb), Section (cc), or Section 6(d) must be brought within sixty (60) calendar days following the expiration of the relevant statute of limitations.  The Fundamental Representations shall survive the Purchase Date without time limit, except for the representations and warranties set forth in Section 5(p) which shall survive for a period of five (5) years following the applicable Purchase Date.  Any claim for breach of a representation or warranty not made within the foregoing relevant time period shall expire and be forever barred thereafter.

(f)            With respect to any Project, from and after the initial Purchase Date, absent fraud or willful misconduct, the right of either Party to assert indemnification claims and receive indemnity payments hereunder (whether directly or through the Seller Parent Guaranty or Buyer Parent Guaranty, as applicable) shall be the sole and exclusive right and remedy exercisable by either Party with respect to any claims arising out of any breach by a Party of any representation, warranty, covenant, obligation or agreement of such Party set forth herein with respect to such Project.

(g)           Effective as of the Purchase Date with respect to a Project Company, Seller, on its behalf and on behalf of its Affiliates and its and their respective successors and assigns (in such capacity, collectively, the “Releasing Parties”), hereby unconditionally and irrevocably RELEASES AND FOREVER DISCHARGES such Project Company and its predecessors in interest and each of their respective employees, representatives, successors and assigns (in such capacity, collectively, the “Released Parties”) from any and all claims, demands, remedies, rights of set off, Losses, proceedings, actions and causes of action and matters in controversy of any kind whatsoever that such Releasing Party had or has against any of the Released Parties as of such Purchase Date (collectively, the “Claims”) whether such Claims are asserted or unasserted, known or unknown, liquidated or unliquidated, absolute or contingent, accrued or otherwise.  Seller understands and hereby agrees that the release under this Section 8(g) shall remain effective in all respects notwithstanding such additional or different facts and legal theories or the discovery of those additional or different facts or legal theories.

9.     Manufacturer’s Warranties.  Seller hereby assigns to Buyer all of Seller’s rights, title and interest in and to all manufacturer’s warranties, to the extent the same are assignable (and to the extent not assigned, Seller shall use commercially reasonable efforts to assign to Buyer all of Seller’s rights, title and interest in and to all manufacturer’s warranties).  Seller shall take such further actions as may reasonably be necessary to assign such warranties to Buyer.  In the event that any warranty is not assignable to Buyer, Seller hereby appoints Buyer as Seller’s agent and attorney-in-fact, which appointment is coupled with an interest, solely to assert and enforce, from time to time, in the name of and for the account of Seller and Buyer, as their interests may appear, but in all cases at the sole cost and expense of Seller, any such warranty. Seller shall cooperate in all respects with any request of Buyer in connection with asserting and enforcing Buyer’s interests necessary for Buyer to enjoy the benefits of any manufacturer’s warranty that has not been assigned to Buyer.

10.   Assignment.  Neither Party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other Party, except that upon prior written notice:

(a)           Buyer may assign, in whole or in part, its rights or obligations pursuant to this Agreement to one or more of its Affiliates; provided that Buyer shall remain liable for the performance of this Agreement and the Buyer Parent Guaranty shall remain in effect with respect to all obligations covered thereby;

(b)           Buyer may assign, in whole or in part, its rights under this Agreement for collateral security purposes to any Buyer Financing Sources, and any such Buyer Financing Source may exercise all of the rights and remedies of Buyer hereunder as provided in the applicable financing documents and in accordance with any consent executed between such Buyer Financing Source and Seller; and

(c)           Buyer may assign its rights (along with the corresponding obligations) under this Agreement, in whole or in part, to any subsequent purchaser of the Buyer or its Affiliates or any division thereof or of all or substantially all of the Projects acquired (directly or indirectly) hereunder (whether such sale is structured as a sale of equity interests, a sale of assets, a merger or otherwise), including in connection with any bona fide reorganization; provided that Buyer shall remain liable for the performance of this Agreement and the Buyer Parent Guaranty shall remain in effect with respect to all obligations covered thereby.

Any attempted assignment in violation of this Section 10 shall be null and void ab initio.

11.	Confidential Information.

(a)           Seller shall use the Confidential Information solely in connection with the consummation of the Transactions and the performance of its obligations under the Transaction Documents, and shall use the same degree of care (but no less than a reasonable degree of care exercised in good faith) as it takes with its own confidential information of a similar nature, to maintain the confidentiality and secrecy of such Confidential Information, and shall not disclose the Confidential Information to any Persons, except that it may disclose the Confidential Information or portions thereof to its Affiliates and its and its Affiliates’ partners, members, directors, officers, employees, and potential sources of financing, and representatives of their legal, accounting and financial advisors (the persons to whom such disclosure is permissible being individually referred to herein as a “Representative” and collectively referred to herein as “Representatives”) who need to know such information in connection with the transactions contemplated by, and the performance of Seller’s and Seller’s Affiliates’ obligations under, the Transaction Documents; provided that Seller’s Representatives (i) are informed of the confidential and proprietary nature of the Confidential Information and (ii) agree to be bound by the confidentiality provisions of this Agreement. Seller agrees to be responsible for any breach of this Section 11 by its Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Party may have against such Representatives with respect to any such breach).

(b)           If Seller or any of its Representatives become legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information above, it shall provide, to the extent legally permissible, Buyer with prompt prior written notice of such requirement so that, at its option and sole expense, it may seek a protective order or other appropriate remedy.  If such protective order or other remedy is not obtained, Seller or its Representative, as the case may be, will disclose only that portion of the Confidential Information which in the advice of its outside counsel is legally required to be disclosed and to use commercially reasonable efforts to preserve the confidentiality of the Confidential Information (including by obtaining an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information).  In addition, neither Seller nor its Representatives will oppose any action (and will, if and to the extent reasonably requested by Buyer, cooperate with, assist and join with Buyer, at the Buyer’s sole expense, in any reasonable action) by Buyer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

(c)           All public announcements by a Party in relation to this Agreement shall be discussed in advance between, and approved by, the other Parties (such approval not to be unreasonably withheld, conditioned or delayed).  Any use by either Party in any public announcement, written public communication, public filing or other such material of the name of the other Party or its Affiliates (including, for the avoidance of doubt, “Goldman Sachs,” “Goldman Sachs Asset Management,” “Goldman Sachs Renewable Power” or any variants thereof) shall require the prior written consent of such other Party.

(d)           Notwithstanding anything in any Transaction Document to the contrary, Buyer shall maintain the confidentiality of Seller Confidential Information on the same terms applicable to Seller’s “Confidential Information” under that certain Mutual Confidentiality Agreement, dated as of February 22, 2018, by and between Seller and the Renewable Power Group of Goldman Sachs Asset Management, L.P. (the “Confidentiality Agreement”); provided that notwithstanding the foregoing, Buyer may use Seller Confidential Information in connection with the performance of its obligations, enforcement of rights or remedies, or defense of any claims, in each case under this Agreement or any other Transaction Document.

12.   Limitations.  EXCEPT IN THE CASE OF FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE, OR WHERE AWARDED TO A THIRD PARTY FOR A CLAIM SUBJECT TO INDEMNIFICATION HEREUNDER, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING BY REASON OF THIS AGREEMENT.

13.   Disclaimer.  Except as expressly provided in Section 5, Seller makes no representations or warranties to Buyer hereunder, express, implied, statutory, common law or otherwise, whether in contract or in tort, with respect to the subject matter hereof, and both Parties disclaim, waive and release any implied warranties and warranties imposed by law including any warranty of merchantability and any warranty of fitness for a particular purpose.  The Parties hereby acknowledge and agree that, to the extent required by applicable Law, the disclaimers contained herein are “conspicuous” for the purposes of such applicable Law.

14.   Severability.  If any provision of this Agreement shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected or impaired in any way.

15.   Costs. Except as otherwise specifically provided elsewhere in this Agreement, each Party shall bear all of its own costs and expenses incurred in connection with its entering into, and the performance of its obligations under, this Agreement and the related agreements and instruments entered into in connection herewith.

16.   Modification and Waivers.  Any modifications to this Agreement shall be in writing and shall be signed by both Parties or their permitted assigns, if any.  No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the Party granting the waiver, and no such waiver will constitute a waiver or satisfaction of any other provision of this Agreement.  No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right, power or privilege.

17.   Interpretation.  Section titles are not intended to, and shall not, limit or otherwise affect the interpretation of this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

18.    Notices.  Any notice required or given hereunder shall be deemed properly given when provided in writing (a) three (3) Business Days after being mailed first class, overnight, or certified mail, return receipt requested, postage prepaid, or (b) upon receipt by the Party to whom addressed in writing by personal delivery, commercial courier service, email or other means that provide a permanent record of the delivery of such notice.  Notices shall be delivered to the Parties at the following addresses:

If to Seller:

Marina Energy LLC
One North White Horse Pike
Second Floor
Hammonton, NJ 08037
Attn: Greg Nuzzo
Telephone: (609) 561-9000
Email: gnuzzo@sjindustries.com

with a copy (which shall not constitute notice) to:

South Jersey Industries, Inc.
One North White Horse Pike
Second Floor
Hammonton, NJ 08037
Attn: Jennifer L. Wnek, Esq.
Telephone: (609) 561-9000 x 4497
Email: jwnek@sjindustries.com

If to Buyer:

GSRP Project Holdings I, LLC
c/o Goldman Sachs Asset Management, L.P.
200 West St. New York, NY 10282
Attention: Patrick McAlpine
Telephone: (917) 343-7317
Email: Patrick.McAlpine@ny.email.gs.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention: Kaam Sahely
Email: ksahely@velaw.com

and

Vinson & Elkins LLP
Trammell Crow Center
2001 Ross Avenue, Suite 3900
Dallas, Texas 75201
Attention: Peter Marshall
Email: pmarshall@velaw.com

19.   Governing Law.  This Agreement and any claim arising out of or in connection with this Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to conflict of laws principles, including section 5-1401 of the New York General Obligations Law.  HOWEVER, NOTWITHSTANDING THE FOREGOING, TO THE EXTENT THAT THIS AGREEMENT RELATES OR APPLIES TO ANY REAL PROPERTY INTERESTS LOCATED IN A PARTICULAR STATE, THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH STATE WITH RESPECT TO THE FOLLOWING MATTERS: (1) WHETHER ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT TRANSFERS OR CREATES AN INTEREST IN SUCH REAL PROPERTY; (2) THE NATURE OF THE INTEREST OR INTERESTS IN SUCH REAL PROPERTY THAT IS TRANSFERRED OR CREATED BY ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT; OR (3) THE MANNER AND EFFECT OF RECORDING OR FAILING TO RECORD EVIDENCE OF ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT THAT TRANSFERS OR CREATES AN INTEREST IN SUCH REAL PROPERTY. Except to the extent mandated by the law of any state in which any real property interests to which this Agreement relates or applies are located, each Party consents to the exclusive jurisdiction of any court, federal or state, within New York County, New York having subject matter jurisdiction arising under this Agreement, and each of the Parties hereto agrees that any action instituted by either of them against the other with respect to this Agreement will be instituted exclusively in a court, federal or state, within the New York County, New York. Each of the Parties hereto irrevocably waives the defense of an inconvenient forum to the maintenance of any such action.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SELLER AND BUYER EXPRESSLY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH SELLER AND/OR BUYER MAY BE PARTIES ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT.

20.   Counterparts; Electronic Delivery.  This Agreement shall not be binding upon either Party until executed by such Party’s authorized representative.  This Agreement may be executed in more counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same instrument.  This Agreement, when duly executed by a Party, may be delivered to the other Party by electronic mail.

21.   Entire Agreement.  EACH PARTY REPRESENTS THAT IT HAS READ, RECEIVED, RETAINED A COPY OF, AND UNDERSTANDS THIS AGREEMENT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS. SELLER AND BUYER AGREE THAT THIS AGREEMENT, EACH BILL OF SALE AND THE CLOSING DELIVERABLES CONSTITUTE THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE PROJECTS AND SUPERSEDE ALL PROPOSALS, ORAL OR WRITTEN, ALL PRIOR NEGOTIATIONS AND AGREEMENTS, AND ALL OTHER COMMUNICATIONS BETWEEN THEM WITH RESPECT TO THE PROJECTS.

22.	Tax Matters.

(a)           Except as provided in Section 22(b), Seller shall be responsible and indemnify Buyer for all Liabilities for Taxes incurred or paid with respect to the Project Assets (i) for any and all taxable periods ending on or prior to the Purchase Date and (ii) for the portion allocable to the period ending on the Purchase Date for any taxable period that begins on or before and ends after the Purchase Date (a “Straddle Period”) based on the number of days of such taxable period prior to or on the Purchase Date. Taxes for any Straddle Period shall be prorated based on the relative number of days in such Straddle Period prior to the Purchase Date to the number of days after the Purchase Date in such Straddle Period. Buyer shall be responsible for such Taxes with respect to the applicable Project Assets allocable to the taxable period ending after the Purchase Date; provided that Buyer will pay to Seller the amount of any refund or credit Buyer receives that relates to a taxable period prior to or on the Purchase Date.  Any proration request for Taxes shall be supported by appropriate documentation.

(b)           Seller shall bear and shall be responsible for the timely payment of all state and local transfer, sales, use, purchase, stamp, registration or other similar Taxes (the “Transfer Taxes”), if any, resulting from the purchase of the Project Assets.  Seller and Buyer shall cooperate in good faith to minimize, to the extent permissible under applicable Laws, the amount of any such Transfer Taxes.  The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Project Assets or Membership Interests to Buyer.  To the extent required to obtain a sale-for-resale exemption (or other similar exemption) for an ITC Project that will be subject to the Master Lease Agreement, Seller will file the applicable exemption form.

(c)           Each Party shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the Project Assets.  Such cooperation shall include the retention (until the expiration of the applicable statute of limitations) and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

23.	Amendment of Disclosure Schedules.

(a)           Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement with respect to a Project, Seller shall have the continuing right until such Project’s Purchase Date to add, supplement or amend the Disclosure Schedules to the representations and warranties of Seller with respect to any matter first arising after the Effective Date which, if first arising prior to the Effective Date, would have been required to be set forth or described in such Disclosure Schedules (a “Schedule Update”).  Subject to Section 23(b), except in the case of a Designated Schedule Update, and then to the extent set forth in the following sentence, in no event shall the delivery of any Schedule Update be deemed to have cured any misrepresentation or breach for any purpose hereunder and Buyer shall continue to have all of its rights and remedies in respect thereof.  If (i) the matters to be disclosed in a Schedule Update relate to circumstances arising after the Effective Date, (ii) the failure to disclose such matters in a Schedule Update would result in the condition precedent to the applicable Purchase Date set forth in Section 4(b)(i) not being satisfied or fulfilled with respect to a Project or Project Company, (iii) in conjunction with the delivery of a Schedule Update, Seller provides written notice to Buyer that such update satisfies clauses (i) and (ii), and (iv) Buyer elects to proceed with the purchase of such Project or Project Company on the applicable Purchase Date after receipt of a notice pursuant to clause (iii) (such update that satisfies each of the foregoing clauses (i) through (iv), a “Designated Schedule Update”) then, and only as it relates to the facts and circumstances described in the Designated Schedule Update, Buyer shall not be entitled to indemnification under Section 8(a)(i) from Seller for any Losses arising or related to such disclosed facts or circumstances in the Designated Schedule Update.

(b)           Prior to the First Purchase Date, Seller shall provide (i) a completed Schedule 5(k), in form and substance reasonably satisfactory to Buyer, that lists all Project Governmental Approvals for each Project, (ii) an updated Schedule 7(d)(iv) that includes a Part 2 that sets forth all consents required for the assignment or transfer of any such Governmental Approvals, and (iii) true, correct, and complete copies of the organizational documents of each Project Company.

24.   Specific Performance.  Seller acknowledges and agrees that Buyer could be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, Seller agrees that that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, without the necessity of posting any bond, and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

25.	Definitions.

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such specified Person. As used in this definition, “control” (including, its correlative meaning “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies whether through ownership, contract or otherwise. Any Person shall be deemed to be an Affiliate of any specified Person if such Person owns fifty percent (50%) or more of the voting securities of the specified Person, if the specified Person owns fifty percent (50%) or more of the voting security of such Person or if fifty percent (50%) or more of the voting securities of the specified person and such Person are under common control.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 2(c).

“Anti-Corruption Laws” has the meaning set forth in Section 5(hh).

“Antitrust Laws” means the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Assignment Date” has the meaning set forth in Section 7(g)(i).

“Assumed Liabilities” has the meaning set forth in the recitals.

“Bill of Sale” has the meaning set forth in Section 1(c).

“Books and Records” has the meaning set forth in the recitals.

“Bulk Transfer Laws” has the meaning set forth in Section 7(e).

“Business Day” means a day other than Saturday, Sunday or any other day on which national banks are not required to be open or authorized by law or executive order to close in the State of New York.

“Buyer” has the meaning set forth in the preamble.

“Buyer Financing Sources” has the meaning set forth in Section 7(e).

“Buyer Indemnified Parties” has the meaning set forth in Section 8(a).

“Buyer Parent Guarantee” has the meaning set forth in the recitals.

“Closing Deliverables” has the meaning set forth in Section 4(a)(ii).

“Code” has the meaning set forth in Section 2(c).

“Confidential Information” means all confidential and proprietary documents and information, including such information furnished pursuant to Section 7(a)(v) or furnished pursuant to any Transaction Document, concerning (i) the Transaction Documents and the transactions contemplated hereby and thereby, (ii) the Project Assets, the Project Companies and the Projects and (iii) Buyer and its Affiliates and their respective assets, businesses and employees; provided that Confidential Information shall not include information (x) first obtained after the Effective Date on a nonconfidential basis and from sources other than by or on behalf of Buyer or its Affiliates or Representatives and which sources are not bound by any obligation of confidentiality, fiduciary obligation or other obligation with respect to such information or (y) generally available to the public through no fault of Seller or any of its Representatives.

“Confidentiality Agreement” has the meaning set forth in Section 11(d).

“Designated Schedule Update” has the meaning set forth in Section 23(a).

“Disclosure Schedule” has the meaning set forth in Section 5.

“Draft Allocation” has the meaning set forth in Section 2(c).

“Effective Date” has the meaning set forth in the preamble.

“Environmental Laws” means any applicable Law pertaining to: (a) the quality, protection, clean-up, remediation or damage of or to the environment; (b) emissions, disposals, discharges, releases or threatened releases of any Hazardous Material into ambient air, land, soil, subsoil, surface water or groundwater; (c) any adverse impacts or damage to natural resources (including protection of species formally listed or designated under applicable Law as threatened or endangered); (d) occupational health or safety; or (e) protection of cultural or historic resources; including the following laws as the same may be from time to time amended: the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Clean Water Act, 33 U.S.C. §1251, et seq.; the Resource, Conservation and Recovery Act, 42 U.S.C. §6901, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.§ 9601, et seq. (CERCLA); the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Rivers and Harbors Act, 33 U.S.C. §401, et seq.; the Transportation Safety Act of 1974, 49 U.S.C. §1801 et seq.; and the Endangered Species Act, 16 U.S.C. §1531, et seq.; Migratory Bird Treaty Act of 1918 16 U.S.C. § 703, et seq., Bald and Golden Eagle Protection Act Bald and Golden Eagle Protection Act § 16 U.S.C. 668 et seq.; the National Environmental Policy Act, 42 USC § 4321 et seq. (NEPA); and the National Historic Preservation Act, 16 U.S.C. § 470 et seq.; Federal Land Policy and Management Act, 43 U.S.C. § 1701 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and state and local laws analogous thereto.

“Equipment” has the meaning set forth in the recitals.

“Excluded Liabilities” has the meaning set forth in Section 7(c).

“First Purchase Date” has the meaning set forth in Section 1(e).

“FPA” has the meaning set forth in Section 5(ee).

“Fundamental Representations” means those representations and warranties given pursuant to Sections 5(a) through 5(e) (other than Section 5(e)(ii)), Section 5(p) and Section 5(aa).

“Governmental Approval” means all permits, licenses, approvals, consents, orders, registrations, privileges, franchises, memberships, certificates, entitlements, exemptions and other authorizations, in each case issued by Governmental Authorities related to, associated with or concerning any Project, Project Asset or System, including any environmental, health and safety permits, permits required under Environmental Laws, site plan approval, building permits, certificates of occupancy, and all amendments, modifications, supplements, general conditions and addenda thereto.

“Government Approval Costs” has the meaning set forth in Section 5(k).

“Governmental Authority” means any (a) federal, state, county, municipal or local government (whether domestic or foreign) or any political subdivision thereof, (b) any court or administrative tribunal, (c) any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, or taxing authority or entity of competent jurisdiction, including an independent system operator or regional transmission organization, as those terms are defined under 18 C.F.R. § 35.46, that is acting pursuant to any tariff or rate schedule or authorization filed with or conferred under the Federal Power Act, or (d) any arbitrator with authority to bind a party at law.

“Hazardous Material” means (a) any petroleum, petroleum constituents or petroleum products, flammable, ignitable, corrosive or explosive substances or materials, radioactive materials, bio hazardous materials, greenhouse gases, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCBs), (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law, and (c) any other chemical or other material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 8(c).

“Indemnifying Party” has the meaning set forth in Section 8(c).

“Intellectual Property” has the meaning set forth in Section 5(v).

“ITC Project” has the meaning set forth in the recitals.

“Knowledge” means, as of any date of determination, the actual knowledge, after due inquiry, of one or more of the persons listed on Schedule 26 hereto (and any successor person holding the same title or the functional equivalent).

“Law” means all federal, state, local, county or municipal laws, statutes, codes, acts, treaties, ordinances, orders, rules, regulations, and requirements (including all Environmental Laws) of all Governmental Authorities having jurisdiction over Seller any Affiliate of Seller, Buyer, the Projects or the Project Assets, as applicable.

“Lease” has the meaning set forth in the recitals.

“Liabilities” means any, direct or indirect, indebtedness, obligation, loss, claim, expense, duty or liability of any nature (whether known, unknown, disclosed, undisclosed, matured, unmatured, accrued, unaccrued, asserted, unasserted, liquidated, unliquidated, absolute, contingent, direct, indirect, conditional, unconditional, secured, unsecured, vicarious, derivative, due, joint, several or secondary).

“Lien” means any lien (statutory or otherwise), mortgage, deed of trust, claim, option, right of first refusal or right of first offer, lease, easement, charge, pledge, security interest, hypothecation, assignment, use restriction, or other encumbrance of any kind or nature whatsoever, whether voluntary or involuntary, choate or inchoate (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement). For the avoidance of doubt, Liens encumbering the underlying fee interest of any Real Property covered by or the subject of any Site Agreement shall be deemed to encumber the interest of Seller under such applicable Site Agreement.

“Loss” has the meaning set forth in Section 8(a).

“Master Lease Agreement” has the meaning set forth in the recitals.

“Model” has the meaning set forth in Section 5(dd).

“OFAC” has the meaning set forth in Section 5(ii)(i).

“Other Adjustments” means, with respect to any Project,

(i)    the aggregate amount (which shall be expressed as a negative number and a decrease in the Purchase Price) of any Third Party Support Obligations in respect of such Project, other than any Third Party Support Obligations in the form of a guaranty or similar agreement that are transferred to Buyer on the applicable Purchase Date;

(ii)   to the extent identified prior to, and issued, posted, or paid as of, the applicable Purchase Date, Buyer’s total cost, measured during the period for which such Support Obligation is required to be maintained, of replacing any Seller Support Obligation not disclosed on Schedule 5(x)(a) as of the Effective Date (which cost shall be expressed as a negative number and a reduction of the Purchase Price) and either not reflected or materially in excess of the amount provided for in the Model, which cost shall assume (A) that the cost of any guaranty is 1% per annum of the notional amount of the applicable Support Obligation and (II) the cost of any other Support Obligation is the lower of 4.75% per annum of the notional amount of the applicable Support Obligation or Buyer’s actual cost per annum and (B) be discounted to present value at 7.75% per annum; or

(iii)  the aggregate amount, measured during the useful life of such Project (which shall be expressed as a negative number and a reduction of the Purchase Price), of Government Approval Costs with respect to such Project (if any), discounted to present value at 7.75% per annum;

provided, however, that the aggregate adjustments pursuant to clauses (i), (ii) and (iii) of this definition shall not exceed $2,000,000 (and the amount of any such excess shall be handled through indemnification under Section 8(a)(iv), to the extent otherwise eligible therefor).

“Party” has the meaning set forth in the preamble.

“Permitted Liens” has the meaning set forth in Section 5(f).

“Person” means any natural person, corporation, limited liability company, partnership, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Project” has the meaning set forth in the recitals.

“Project Assets” has the meaning set forth in the recitals.

“Project Documents” has the meaning set forth in the recitals.

“Project Governmental Approvals” has the meaning set forth in Section 5(k).

“Purchase Date” has the meaning set forth in Section 1(a).

“Purchase Price” has the meaning set forth in Section 2(b).

“QF” has the meaning set forth in Section 5(ee).

“QF Status” has the meaning set forth in Section 5(ee).

“Real Property” means all estates and interests in real property owned, leased, held or used by or for a Project.

“Representative” has the meaning set forth in Section 11(a).

“Schedule Update” has the meaning set forth in Section 23(a).

“Seller” has the meaning set forth in the preamble.

“Seller Confidential Information” means (i) with respect to a Project or Project Company prior to its Purchase Date, all information of Seller or its Affiliates related to such Project or Project Company that would constitute “Confidential Information” under the Confidentiality Agreement and (ii) all confidential and proprietary documents and information relating to Seller or its Affiliates that are not acquired by Buyer hereunder (e.g., not comprising Project Assets); provided that Seller Confidential Information shall not include information (x) first obtained after the Effective Date on a nonconfidential basis and from sources other than by or on behalf of Seller or its Affiliates or Representatives and which sources are not bound by any obligation of confidentiality, fiduciary obligation or other obligation with respect to such information or (y) generally available to the public through no fault of Buyer or any of its Representatives.

“Seller Indemnified Parties” has the meaning set forth in Section 8(b).

“Seller Parent Guaranty” has the meaning set forth in the recitals.

“Seller Support Obligations” has the meaning set forth in Section 5(x).

“Site Agreements” has the meaning set forth in the recitals.

“SREC Agreement” has the meaning set forth in Section 5(h).

“SREC Sale Agreement” has the meaning set forth in the recitals.

“SRECs” has the meaning set forth in the recitals.

“Straddle Period” has the meaning set forth in Section 22(a).

“Supplemental Schedule” has the meaning set forth in Section 7(f).

“Support Obligations” has the meaning set forth in Section 5(x).

“System” has the meaning set forth in the recitals.

“Tax” and “Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (whether or not imposed on Seller or on any of its Affiliates), imposed by any Governmental Authority or taxing authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges; (b) any Liability for the payment of any amounts of the type described in Clause (a) as a result of being a member of, or a successor to a member of, an affiliated, combined, consolidated or unitary group for any taxable period; (c) any Liability for the payment of any amounts of the type described in Clause (a) as a result of being a Person required by applicable Law to withhold or collect taxes imposed on another Person; (d) any Liability for the payment of amounts of the type described in Clause (a), (b) or (c) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person; and (e) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in Clause (a), (b), (c) or (d).

“Tax Proceeding” has the meaning set forth in Section 22(c).

“Tax Return” means any return, report, statement, property rendition, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.

“Third Party Support Obligations” has the meaning set forth in Section 5(x).

“Tissington Project” means that certain Project designated on Annex 1 as the “Mountain Creek- Tissington” Project.

“Tissington Project Purchase Date” means either April 30, 2019, June 30, 2019 or August 31, 2019, as mutually agreed by Buyer and Seller, or such other date mutually agreed by Buyer and Seller.

“Tissington Project Purchase Price” means, (i) if the Tissington Project Purchase Date occurs on April 30, 2019, $9,656,000, (ii) if the Tissington Project Purchase Date occurs on June 30, 2019, $9,430,000, (iii) if the Tissington Project Purchase Date occurs on August 31, 2019, $9,204,000, and (iii) if the Tissington Project Purchase Date occurs on another date, as mutually agreed by Buyer and Seller, then such price mutually agreed by Buyer and Seller.

“Transaction Documents” means this Agreement, the Master Lease Agreement, the SREC Sale Agreement, the Buyer Parent Guaranty, the Seller Parent Guaranty and any agreements, documents or deliverables ancillary thereto.

“Transfer Taxes” has the meaning set forth in Section 22(b).

“U.S. Export Control and Sanctions Laws” has the meaning set forth in Section 5(ii)(i).

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized representatives as of the date first above written.

GSRP PROJECT HOLDINGS I, LLC

By: GOLDMAN SACHS RENEWABLE
POWER OPERATING COMPANY
LLC, its sole member

By: Goldman Sachs Asset Management, L.P., as investment manager

By:	/s/ Jon Yoder
Name:	Jon Yoder
Title:	Authorized Signatory

Signature Page to
Asset Purchase Agreement
Buyer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized representatives as of the date first above written.

MARINA ENERGY LLC

By:	/s/ Greg Nuzzo
Name:	Greg Nuzzo
Title:	President

Signature Page to
Asset Purchase Agreement
Seller